Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 of Silexion Therapeutics Corp of our report dated March 18, 2025, except for the effects of the reverse share split effected July 28, 2025 as discussed in note 1h, as to which the date is August 20, 2025, relating to the financial statements which appears in Silexion Therapeutics Corp's Current Report on Form 8-K dated August 20, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
September 26, 2025	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited